Exhibit 10.1

February 5, 2025

Robin L. Washington

Dear Robin,

I am pleased to offer you a position with Salesforce, Inc. (the “Company”) as President and Chief Operating and Financial Officer for a start date of March 21, 2025, reporting to Chairman and CEO Marc Benioff.

This offer of employment is contingent upon approval from the Salesforce Board of Directors and acceptable results from a background investigation.

This offer is also contingent upon your being eligible to work in the United States. For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or your employment may be terminated. If you require work sponsorship, the Company will sponsor you for a work visa to the extent of your eligibility.

In the event Salesforce is required to obtain an U.S. Department of Commerce Bureau of Industry & Security export license for your employment, this offer is contingent upon receipt of that license. In support of that application process, you will be required to provide additional information to support the U.S. export license application submission.

Work Location

Your office location will be the San Francisco, California office. Based on the needs of your role, you may work from the office or from another location on a flexible basis.

You shall not be permitted to work outside the US for any continuous period of more than 30 days. However, you understand and agree that you may be required to travel within the US and abroad for either training or the performance of your duties from time to time.

Your work location may be changed at any time in accordance with business needs. You must comply with any policies and procedures (including but not limited to any applicable team agreements, working from home checklists and associated assessments) that apply to your specific work location. If you change your work location, or the geographical area in which you work, it may impact your eligibility for discretionary benefits, including but not limited to additional benefits for employees designated as home-based.

Compensation

Base Salary

If you decide to join us, you will receive an initial annual base salary of $1,100,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Your base salary and any other amounts or benefits you are entitled to receive from the Company will be paid or provided to you less applicable withholdings.

Discretionary Bonus

In addition, you will be eligible to receive an initial annual discretionary bonus pursuant to the Company’s Annual Performance Bonus Plan based on your individual performance, Company performance, and the Company’s funding formula. Your initial bonus target for the Company’s fiscal year (February 1 through January 31)(“Fiscal Year”) shall be 175% of your base salary and will be paid according to the terms of the Annual Performance Bonus Plan, which is subject to change at the Company’s discretion. For the fiscal year ending 2026, your Annual Performance Bonus will not be prorated.

Sign-On Bonus

We intend to recommend that you be awarded, subject to requisite approval by the Company’s Board of Directors (“Board”) or Board committee, a one-time cash retention bonus of $8,500,000 (the “Sign- On Bonus”), less applicable withholding, in the first available pay period after your start date.

If you resign your employment (other than due to your death or disability that entitles you to long-term disability benefits of the Company, or related to relocation as expressly described below) or the Company terminates your employment for Cause (as defined below), in either case prior to the second anniversary of your hire date, you shall repay a pro-rata portion of the after-tax portion of any of the Sign-On Bonus you have received as of your termination date (your “Repayment Obligation”), determined by multiplying the amount of the after-tax payment by a fraction, the numerator of which is the number of days from the termination date through the Repayment Obligation date, and the denominator of which is 730 (i.e., the number of days in the two-year Repayment Obligation period). Such Repayment Obligation must be paid in full within ten business days following your termination date, and you hereby consent to the Company withholding any unpaid portion thereof from any other amounts it may owe you.

For purposes of this letter offer of employment, “Cause” shall mean your: (i) conviction of, or plea of nolo contendere to, a felony; (ii) material and persistent neglect of duty at the Company other than by reason of illness or injury; (iii) chronic un-approved absenteeism from the Company; (iv) engaging in conduct that materially violates the Company’s Code of Conduct or other policies; (v) engaging in any willful act or omission outside the ordinary course of your duties for the Company which materially injures or could reasonably be expected to materially injure the financial condition or business reputation of the Company; (vi) engaging, in connection with your services for the Company, in material misconduct or material neglect (including, without limitation, fraud, dishonesty, misappropriation, embezzlement or gross neglect); or (vii) breach of the Proprietary Rights Agreement or material breach of any other agreement with the Company. The Company will not terminate your employment for Cause without first providing you with written notice of the acts constituting the grounds for Cause within ninety (90) days of the initial existence of the grounds for Cause and you will have a reasonable cure period of not less than thirty (30) days following the date of such notice in which to cure the defect, if curable.

Equity Grants

Fiscal Year 2026 Annual Equity Awards

Subject to your appointment as Chief Operating and Financial Officer of the Company and the approval of the Company’s Board of Directors (“the Board”) or Board committee, we intend to recommend that you be granted (a) a performance-based restricted stock unit award covering a target number of shares of Company common stock (rounded to the nearest whole share) with a grant date value of $9,000,000 (“FY2026 PRSU Award”), and the opportunity to earn up to 200% of the target number of shares covered by the award, vesting on the third anniversary of the grant date, subject to your continued employment with the Company through the vesting date (except as provided herein or in the applicable award agreement) and satisfaction of the applicable performance goals, aligned to our Fiscal Year and measured over a three-year period, as determined by the Compensation Committee and shall be no less favorable than those applicable to other senior executives of the Company generally and (b) Restricted Stock Units (“FY2026 RSUs”), the number of which shall be calculated as follows: $9,000,000 divided by the average closing sale price of one share of salesforce common stock as reported on the New York Stock Exchange on the date of grant. The RSUs shall vest 25% on the first anniversary of the grant date and 1/16th of the grant amount each quarter thereafter, subject to the terms and restrictions set forth in the RSU Award agreement and Salesforce, Inc. equity plan(s), as may be modified from time to time (the “2013 Equity Incentive Plan”). The Company expects the grant dates for the FY2026 PRSUs and FY2026 RSUs to be March 22, 2025.

Conditions Applicable to Equity

The above grants are subject to the terms and conditions of the 2013 Equity Incentive Plan and your grant agreement(s), which will be provided to you shortly after the grant date, this offer of employment (should you choose to accept it), and the laws of the state of California. The vesting date of RSU grants and the grant price will be set upon Board or committee approval and you will be notified in writing of the same. The Company will provide you with a copy of the 2013 Equity Incentive Plan upon request.

The Company reserves the absolute right in its sole discretion to suspend, modify, cancel or terminate the 2013 Equity Incentive Plan at any time without compensation to you or any other of the participating employees; provided, that, no such suspension, modification, cancellation or termination shall adversely impact the FY2026 PRSU Award or the FY2026 RSUs and no such action shall treat you less favorably than other senior executives of the Company generally. Your participation in the 2013 Equity Incentive Plan is entirely voluntary and the benefits that are afforded under the 2013 Equity Incentive Plan do not form an employment contract with the Company or its subsidiaries, except as otherwise agreed upon herein. The equity awards granted to you under the 2013 Equity Incentive Plan are not part of your salary or other remuneration for any purposes, including, in the event your employment is terminated, for purposes of computing payment during any notice period, payment in lieu of notice, severance pay, other termination compensation or indemnity (if any) or any similar payments. You remain responsible to comply with any applicable legal requirements in connection with your participation in the 2013 Equity Incentive Plan and for any taxes arising from the grant, vesting or awards thereunder, the subsequent sale of your shares and the receipt of any dividends (regardless of any tax withholding and/or reporting obligations). Further, we recommend that you seek independent advice from your personal accountant or tax advisor at your own expense regarding the tax implications of your participation in the 2013 Equity Incentive Plan.

Section 16 and Company Board Membership

The Company shall (1) designate you as an “executive officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”), and (2) provide you with a change of control and retention agreement (“Change of Control Agreement”) and Indemnity Agreement with terms similar to that of other Section 16 Officers of the Company. You also acknowledge that, in light of your serving as an officer of the Company, you will cease to receive any director compensation for service on the Company’s Board of Directors (the “Board”). For the avoidance of doubt, this offer of employment does not affect your current membership on the Board.

Employee Benefits

As a Company employee, you are also eligible to receive certain employee benefits. The Company will reimburse you up to $10,000 annually for an executive wellness physical that is not otherwise covered as part of our standard benefits plan. The Company reserves the right to change the benefits and compensation programs at any time.

In addition, the Company will make available to you private jet aircraft transportation for business use pursuant to and consistent with the Company’s private aircraft policy and arrangements. Following a security review by the Company, you will also be eligible to be provided with security arrangements consistent with such review.

Severance Benefits

In the event of involuntary termination without Cause and conditional upon you signing a valid and binding standard release of claims against the Company, you will receive severance payments equal to one year of your annual base salary plus an amount equal to your annual bonus target, each at the level in effect immediately prior to your termination date, to be paid, less applicable withholdings, in monthly installments for twelve (12) months following your termination date. Eligibility for the severance payments is also conditional upon not providing services to a competitor, as determined by the Company. For the avoidance of doubt, in the event of a qualifying termination during the Change of Control Period as defined by the Change of Control and Retention Agreement (“Change of Control Agreement”) applicable to Section 16 Officers (as defined under Section 16 of the U.S. Securities and Exchange Act of 1934, as amended), and so long as you are a Section 16 Officer for the Company, you will be eligible for the Change of Control severance payments under the Change of Control Agreement and not the severance payments outlined in this paragraph.

At-Will Employment

If you choose to accept this offer, your employment with the Company will be “at-will” and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause or advance notice. This also means that the Company can change or modify the terms and conditions of your employment including, without limitation, your job duties, reporting structure and compensation, at any time with or without cause. Nothing in this offer letter modifies or changes your status as an at-will employee.

Obligations to Third Parties

In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You further represent that when working for the Company, you will not violate the terms of any restrictive contract you might have signed with a former employer or other person. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters.

In the event any previous employer of yours alleges that your joining the Company is a breach of a non-compete or other restrictive-covenant agreement between you and that employer, you understand that the Company will not indemnify you or pay for your representation against any such claims. You further understand that if a court or arbitrator determines or mandates that you may not work for the Company for a period of time as a result of a restrictive covenant that you signed with a previous employer, you will not be entitled to any pay or equity vesting from the Company during that period and the Company may terminate your employment. You understand that you are responsible for obtaining your own legal advice on the enforceability and extent of any restrictive covenants you have signed with any former employer.

Arbitration Agreement

Attached to this offer letter is an arbitration agreement for your review. Once you have reviewed it, please sign and date it where indicated and return it along with the other documents provided with this offer letter in the enclosed envelope.

Outside Business Activities and Board Membership

Because of the nature of the Company’s business and the identities of our customers, partners and prospects, outside activities (including for example sitting on the board of another company) may present many areas of actual or potential conflict. If you wish to engage in any outside activities that take time away from your job at the Company, create a possible conflict with the Company or are related in any way to the Company’s business, you must disclose these activities to the Company immediately and prior to your start date. For the avoidance of doubt, you may continue your outside activities listed in Schedule A.

Costs

The parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this offer, provided that the Company will reimburse you for up to $20,000 of legal expenses you incur in connection with the negotiation and drafting of this offer, subject to the provision of reasonable supporting documentation.

Section 409A

The Company intends for all payments and benefits under this offer letter to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that you will not be subject to an additional tax under Section 409A on any payments or benefits under this offer letter, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. As a result, payment of all or a portion of any termination-related benefits will be delayed until the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A on any such termination-related payments. In addition, each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions that are necessary, appropriate or desirable to avoid subjecting you to an additional tax or income recognition under Section 409A prior to actual payment of any payments and benefits under this offer letter, as applicable. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

Miscellaneous

You will be asked to provide your social security number for an I-9 form as part of your on-boarding process. Please note that we will also be using your social security number for purposes of benefits and payroll administration.

This offer letter fully sets forth all of your compensation information and other terms of your employment with the Company, and you agree that in making your decision to join the Company you are not relying on any oral or other representations concerning any other compensation or consideration or the duration of your employment with the Company, including but not limited to any value associated with your equity awards, or any other terms of employment.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. In addition to this offer letter and the attached Arbitration Agreement, you will also be required to sign the Change of Control and Retention Agreement, the Indemnity Agreement, an Employee Inventions and Proprietary Rights Assignment Agreement (“Proprietary Rights Agreement”) and the Company’s Global Employee Handbook and Code of Conduct as a condition of your employment. This offer letter, along with any agreements relating to proprietary rights between you and the Company and the Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. Except for at-will employment and the arbitration agreement, the Company reserves the right to revise, amend or modify the terms of employment. Any revision or amendment of at-will employment or the arbitration agreement must be in writing, signed by the parties. No oral statements or representations can change the provisions of this offer letter.

We look forward to working with you at Salesforce. Welcome aboard!

Best Regards,

Nathalie Scardino, President and Chief People Officer

AGREED TO AND ACCEPTED

DATE: February 5, 2025

/s/ Robin L. Washington
Robin L. Washington